		Exhibit 21.01

SUBSIDIARIES OF OCEANEERING INTERNATIONAL, INC.

Subsidiaries	Percentage of Ownership by Oceaneering International, Inc.	Jurisdiction of Organization
Oceaneering Angola, S.A.	45%	Angola
Marine Production Systems Do Brasil Ltda.	100%	Brazil
Marine Production Systems, Ltd.	100%	Delaware
Oceaneering Canada Limited	100%	Delaware
C & C Technologies, Inc.	100%	Louisiana
Oceaneering Holdings Sarl	100%	Luxembourg
Oceaneering International Holdings Sarl	100%	Luxembourg
Oceaneering Luxembourg Sarl	100%	Luxembourg
Oceaneering Services (Malaysia) Sdn Bhd	100%	Malaysia
Oceaneering Mobile Robotics B.V.	100%	Netherlands
Oceaneering AS	100%	Norway
Oceaneering Services PNG Ltd.	100%	Papua New Guinea
Oceaneering International GmbH	100%	Switzerland
Grayloc Products, L.L.C.	100%	Texas
C & C Technologies (Thailand) Co., Ltd.	100%	Thailand
Oceaneering Mobile Workforce Limited	100%	United Arab Emirates
Grayloc Products Ltd.	100%	United Kingdom
Oceaneering International Services Limited	100%	United Kingdom
Marine International Ltd.	100%	Vanuatu
Oceaneering Marine Technologies Ltd.	100%	Vanuatu